UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2006

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

(a)(1)	Borland Software Corporation (the “Company”) and Michael Sullivan entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Sullivan was appointed as the Company’s Principal Accounting Officer, effective July 5, 2006. Mr. Sullivan was formerly the Chief Financial Officer of Segue Software Inc. (“Segue”), which the Company acquired on April 19, 2006. On July 5, 2006, the Company issued a press release announcing Mr. Sullivan’s appointment as the Company’s Principal Accounting Officer.

(a)(2)	Pursuant to the terms of the Employment Agreement, Mr. Sullivan will be paid a base salary of $200,000 per year. Mr. Sullivan is also eligible for a $150,000 retention bonus if (a) he is an employee in good standing with the Company through October 19, 2006 (a date which is six months from the closing of the Company’s acquisition of Segue), and (b) completes certain goals and objectives established by the Company’s President and Chief Executive Officer. If the Company terminates Mr. Sullivan’s employment without cause prior to October 19, 2006, the retention bonus will be deemed earned and paid.

Upon termination of Mr. Sullivan’s employment, he is eligible for a severance package under the terms and conditions of the Segue Software Inc. Special Termination and Vesting Plan (the “Plan”). Pursuant to the Plan and Mr. Sullivan’s Employment Agreement, if Mr. Sullivan’s employment is terminated within one year of the Change in Control (defined as April 19, 2006, the date of the Company’s acquisition of Segue (“Change of Control”)), Mr. Sullivan is eligible for (a) twelve (12) months of base salary (based on an annual base salary of $175,000) and (b) twelve (12) months of COBRA benefits. In addition to the severance under the Plan, pursuant to Mr. Sullivan’s Employment Agreement, Mr. Sullivan will also be eligible for an additional four (4) months of base salary (based on an annual base salary of $200,000) as severance.

Pursuant to the Agreement and Plan of Merger by and among the Company, Beta Merger Sub, Inc. and Segue dated as of February 7, 2006 (the “Merger Agreement”), with respect to each unvested Segue stock option, Mr. Sullivan has the right to receive, upon each date on which such unvested Segue stock option would have vested had such unvested Segue stock option remained outstanding, subject to Mr. Sullivan’s continued employment by the Company or any of its subsidiaries through such vesting date, a payment from the Company consisting of cash equal to the product of (1) the excess, if any, of (A) $8.67, the merger consideration, over (B) the per share exercise price of such unvested Segue stock option and (2) the number of shares underlying such unvested Segue stock option that was scheduled to vest on such date. As of April 19, 2006, Mr. Sullivan held 35,208 unvested Segue stock options. Pursuant to the Plan, if Mr. Sullivan’s employment with the Company is terminated within one year of the Change of Control, all outstanding Segue stock options will become immediately vested and exercisable.

Mr. Sullivan has agreed to be bound by the Company’s standard employee confidentiality and assignment of inventions agreement and will be required to execute a release in favor of the Company in order to receive a severance payment.

The descriptions of the Employment Agreement and the Plan in this Item 1.01 are qualified in their entirety by reference to the Employment Agreement and the Plan attached hereto as Exhibit 10.88 and Exhibit 10.89, respectively.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 5, 2006, Kenneth R. Hahn resigned as the Company’s Senior Vice President and Chief Financial Officer. Mr. Sullivan has been promoted by the Company to the Company’s Principal Accounting Officer, effective as of July 5, 2006, and in this capacity he will be performing the functions of the Principal Financial Officer.

Prior to appointment as the Company’s Principal Accounting Officer, Mr. Sullivan, age 41, worked in the Company’s finance department assisting with the transition relating to the Segue acquisition. From August 2005 to April 2006, Mr. Sullivan served as Chief Financial Officer of Segue, a provider of global software quality and testing solutions. Prior to his appointment as Chief Financial Officer at Segue, Mr. Sullivan served in various capacities at Segue, which included Vice President of Finance from May 2004 to August 2005, Corporate Controller from April 2002 to April 2004, and North American Controller from June 2000 to March 2002. Mr. Sullivan has a B.A. degree in economics from Dartmouth College and an MBA from Northeastern University.

In connection with the acquisition of Segue and pursuant to the Merger Agreement, all of Mr. Sullivan’s vested and unexercised Segue stock options were cancelled and converted into a cash lump sum equal to $192,882. In addition, on June 19, 2006, Mr. Sullivan earned a retention bonus in the amount of $150,000.

See Item 1.01 above, which is incorporated by reference herein in its entirety.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.88	Employment Agreement between the Company and Michael Sullivan, dated July 5, 2006.

10.89	Segue Software Inc. Special Termination and Vesting Plan.

99.1	Press Release of the Company, dated July 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

Date: July 6, 2006	By:	/s/ Tod Nielsen
	Name:	Tod Nielsen
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.88	Employment Agreement between the Company and Michael Sullivan, dated July 5, 2006.

10.89	Segue Software Inc. Special Termination and Vesting Plan.

99.1	Press Release of the Company, dated July 5, 2006.